March 19, 2001

Charles A. Adams
Chairman and President
Portland Brewing Company
2730 NW 31st Avenue
Portland, Oregon  97210

Re: Portland Brewing Company ("Company")

Dear Tony:

Portland Brewing Co. had a term loan payable to the MacTarnahan Limited Partnership of $2.5 million with a maturity date of April 1, 2001. In February 2001, the Company refinanced the $2.5 million term loan with Western Bank, secured by the Company's assets and guaranteed by Harmer Mill & Logging Supply Co., MacTarnahan Limited Partnership, MacTarnahan Family Trust and by me ("Guarantors"). The maturity date of the replacement term loan is August 2, 2001, with an extension of 90-days. The Company expects to place the debt permanently with a financial institution by September 30, 2001 or pay off the debt through the raising of additional capital. We are aware there is no assurance that the Company will be able to obtain permanent financing from a financial institution or that the Company will be able to raise additional capital on commercially reasonable terms or at all.

To the extent that the Company is unable to refinance the $2.5 million term loan with Western Bank by its maturity date, either (a) the Guarantors will support and guaranty a replacement term loan with Western Bank, which loan will extend for at least a 12 month period; or (b) MacTarnahan Limited Partnership ("MLP") will repay or purchase the Western Bank term loan and refinance the loan for at least a 12 month period with a 5 year amortization at market rates secured by the assets of the Company and subject to customary financial covenants.

To the extent that the Company incurs working capital deficiencies in 2001, MLP will provide funding to the Company in the form of debt or equity in an amount not to exceed $500,000 to remedy cash deficiencies that may be necessary to fund operations through December 31, 2001.

This agreement is binding and non-cancelable.

Very Truly Yours,

/S/ ROBERT M. MACTARNAHAN
Robert M. MacTarnahan
On Behalf of MacTarnahan Limited Partnership,
Harmer Mill & Logging Co., Robert M. MacTarnahan

Acknowledged:

/S/ CHARLES A. ADAMS
By: Charles A. Adams
Chairman & President
March 22, 2001
Date

Cc:  Jack Wilborn, Arthur Andersen